EXHIBIT 99.1

NOTICE OF REDEMPTION

KB Home

5  3⁄4% Senior Notes Due 2014

(CUSIP No. 48666KAH2)1

NOTICE IS HEREBY GIVEN THAT, pursuant to (i) the Indenture dated as of January 28, 2004, as amended and supplemented to the date hereof (the “Indenture”), between KB Home (the “Company”), the guarantors party thereto and U.S. Bank National Association (successor to SunTrust Bank), as trustee (the “Trustee”), (ii) Section 2(f) of the First Supplemental Indenture, dated as of January 28, 2004, to the Indenture establishing the terms of the Company’s 5  3⁄4% Senior Notes due 2014 (the “Notes”), and (iii) Paragraph 5 of the Notes, the Company has elected to exercise its option to redeem and will redeem on November 29, 2013 (the “Redemption Date”), all of the Notes outstanding as of the Redemption Date at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined in the Note) plus 30 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date (the “Redemption Price”). The Redemption Price will be calculated pursuant to the terms of the Notes.

Notes held in book-entry form will be redeemed and the Redemption Price with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company. Holders of any Notes in certificated form will be paid the Redemption Price upon presentation and surrender of their Notes for redemption at the address of the Trustee, as the Company’s Office or Agency for the Notes (as defined in the Indenture) indicated below. The address for delivery of any Notes in certificated form is as follows:

By Hand, Overnight Mail, or Registered or Certified Mail
U.S. Bank National Association

If by Mail: U.S. Bank National Association Corporate Trust Services P.O. Box 64111 St. Paul, MN 55164-0111	If by Hand or Overnight Mail: U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue 1st Fl.—Bond Drop Window St. Paul, MN 55107

1-800-934-6802

[1]	The CUSIP number is included for the convenience of holders of the Notes and no representation is made as to the correctness or accuracy of the CUSIP number listed above or printed on the Notes.

On the Redemption Date, the Notes called for redemption shall be due and payable at the Redemption Price and, unless the Company defaults in the payment of the Redemption Price, interest on the Notes called for redemption shall cease to accrue on and after the Redemption Date.

For all purposes of the Indenture, the Notes called for redemption will be deemed to be no longer outstanding from and after the Redemption Date, and all rights with respect thereto, except as stated herein, will cease as of the close of business on that same date and the only remaining right of holders of the Notes is to receive payment of the Redemption Price upon surrender of the Notes redeemed.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-eight percent (28%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

KB Home

Dated: October 29, 2013	By: U.S. Bank National Association, as Trustee